Exhibit 10.34
CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[****]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.

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FINAL
QUAD TECHNOLOGY
LICENSE AGREEMENT
By and Between
EVERGREEN SOLAR, INC.
AND
EVERQ GMBH
As of October 6, 2008

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QUAD TECHNOLOGY
LICENSE AGREEMENT
     This Quad Technology License Agreement (this “Agreement”) is made by and between Evergreen Solar, Inc., a Delaware corporation (“E”), and EverQ GmbH, a limited liability company (GmbH), incorporated under the laws of the Federal Republic of Germany (“EQ”), as of October 6, 2008 with an effective date as of October 25, 2007 (the “Effective Date”). E and EQ are hereinafter referred to individually by their respective names or as “Party” and collectively as “Parties.”
Recitals:
     WHEREAS, E and EQ have entered into that certain Amended and Restated License & Technology Transfer Agreement (the “LTTA”) By and Between E and EQ dated as of September 29, 2006 which was modified by the provisions of an addendum thereto dated April 30, 2007 (as modified by such addendum and further modified by the MOU (as defined below);
     WHEREAS, E, Q-Cells AG (“Q”) and Renewable Energy Corporation ASA (“REC”) (collectively, the “EQ Founders”) and EQ have entered into a Memorandum of Understanding dated as of October 25, 2007 (the “MOU”); and
     WHEREAS, E and EQ wish to enter into this Agreement and agree that it shall supersede and replace in their entirety Sections F and G of the MOU;
     NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, the Parties hereto hereby agree as follows:
ARTICLE 1
DEFINITIONS
     Section 1.1 — Construction
     In this Agreement (a) headings are for convenience of reference only and shall not affect the interpretation of the provisions of this Agreement except to the extent that the context otherwise requires; (b) words importing the singular shall include the plural and vice versa; (c) words denoting individuals shall include any form of entity and vice versa; (d) words denoting any gender shall include all genders; (e) where any act, matter or thing is required by this Agreement to be performed or carried out on a certain day and that day is not a business day then that act, matter or thing shall be carried out or performed on the next following business day; (f) unless specified otherwise, any reference herein to any Article, Section, clause, sub-article, sub-clause, Appendix or Exhibit shall be deemed to be a reference to an Article, Section, clause, sub-article, sub-clause, Appendix or Exhibit of this Agreement; (g) any reference to any agreement, document or instrument shall refer to such agreement, document or instrument as

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     amended, modified, supplemented, or novated; and (h) the words “include,” “including” and the derivations thereof shall not be limiting.
     Section 1.2 — Definitions
     As used herein:
     “Actual Quad Rate” means [****].
     “Actual Quad Cost” shall mean [****] using the Quad/COF Technology in EQ 3, or any improvements to the Quad/COF Technology developed by E and implemented by EQ, computed based on the Cost Comparison Spreadsheet.
     “Additional SR Technology” means any Commercial Improvements to the String Ribbon Technology (including any Commercial Improvements to such Commercial Improvements) that are not Commercial Improvements exclusively applicable to either or both of the Gemini String Ribbon Technology or the Quad/COF Technology. For clarification, Additional SR Technology excludes technology that is not incorporated in the process of manufacturing of String Ribbon Wafers (i.e., Technology for cell or module manufacturing processes are excluded from Commercial Improvements); provided, however, it is acknowledged that Additional SR Technology may improve the quality of Wafers in a manner that is beneficial to the Cell or Panel manufacturing process. For example, enhancements in [****] that result from Wafer manufacturing processes may constitute Additional String Ribbon Technology even though they are beneficial to [****].
     “Affiliate” means any person directly or indirectly controlling or controlled by, or under direct or indirect common control with, a Party at the relevant time. For the purposes of this definition, “control” means the beneficial ownership of more than fifty percent (50%) of the voting rights.
     “Agreement” has the meaning set forth in the preamble to this Agreement.
     “Applicable Commercial Improvements” means the Additional SR Technology and the Quad Commercial Improvements.
     “Applicable Technology” means the Quad/COF Technology, Quad Commercial Improvements, the Additional String Ribbon Technology and Commercial Improvements to the String Ribbon Technology.
     “Cells” means photovoltaic cells made from Wafers.
     “Commercial Improvement” means Intellectual Property Rights and Technology associated with a patented or patentable improvement or development owned or Licensable by a Party after the Effective Date that can be incorporated in the String Ribbon Technology (together with any other Commercial Improvements) to substantially or materially reduce the production costs or substantially or materially increase the output, effectiveness, utility or value of the Licensed Products; provided that the Intellectual Property Rights and Technology associated with a particular Commercial Improvement shall exclude (i) the Intellectual Property Rights

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associated with the underlying Commercial Improvement or the Quad/COF Technology on which or from which such Commercial Improvement was based, derived or developed and (ii) the Intellectual Property Rights associated with any subsequent Commercial Improvement that represents an improvement or further development of such Commercial Improvement.
     “Confidential Information” has the meaning set forth in Section 7.1 (Definition).
     “Cost Comparison Spreadsheet” means the spreadsheet, a printout of which is attached hereto as Exhibit A, that shall be used for calculating the EQ Cost Base and comparing it to the Actual Quad Cost. The Parties may improve the Cost Comparison Spreadsheet if its economic assumptions or methodology are incorrect or in conflict with the actual costs incurred in the operation of EQ 2 or EQ 3 or on the basis of any other relevant factors that reasonably need to be considered. The Cost Comparison Spreadsheet shall take into account all key cost drivers including, without limitation, the following:
          [****]
     “Cost Savings” means the aggregate reduction of Total Production Costs of a Licensed Product attributable to [****] incorporated into or used to manufacture that Licensed Product. Any change in yields and conversion efficiencies shall be taken into account in determining the “Cost Savings.” The “Cost Savings” is determined by comparison of the aggregate difference of [****] from [****], or determined by comparison to [****]).
     “Cut on the Fly” means [****].
     “Declining Factor” means, for each applicable period of production in the table below, the amount set forth opposite such period in the table:

Production Period	Declining Factor
[****]	[****]
[****]	[****]
[****]	[****]
[****]	[****]
[****]	[****]
[****]	[****]
[****]	[****]
[****]	[****]
[****]	[****]
     Each year in the above table to which respective Quad Royalty Rates or other royalty rates, as the case may be, apply shall start upon the date of Full Production of the Licensed Products incorporating the applicable Technology the royalty for which is being measured. Successive years for purposes of determining the applicable Declining Factor shall start on successive anniversaries of the date of such Full Production. For example, (i) in the case of Licensed Products made with the Quad/COF Technology, if such first sale were to take place on

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[****], and Full Production was to occur on [****], then the Ramp-Up Period would run from [****] to [****], the “[****]” would commence on [****], and the “[****]” would commence on [****], and (ii) in the case of Licensed Products made with an Applicable Commercial Improvements, if such first sale were to take place on [****], and Full Production was to occur on [****], then the Ramp-Up Period would run from [****] to [****], the “[****]” would commence on [****], and the “[****]” would commence on [****].
     “Direct Production Costs” means [****].
     “Disclosing Party” has the meaning set forth in Section 7.1 (Definition).
     “E Full Production” shall commence with respect to the Quad/COF Technology as implemented at E’s Devens, Massachusetts facility, [****].
     “E Measuring Period” shall mean [****].
     “E IP” means the E Technology and E Intellectual Property Rights.
     “E Intellectual Property Rights” means all Intellectual Property Rights that protect E’s interest in the E Technology.
     “E Technical Deliverables” means any reasonably available documentation, records and other tangible items constituting E Technology and E Intellectual Property Rights.
     “E Technology” means (a) the Quad/COF Technology and (b) the Applicable Commercial Improvements owned or Licensable by E or its Affiliates at any time during the Extended Licensing Period; provided, however, that E Technology shall not include (i) any Applicable Commercial Improvement offered to EQ which EQ elects not to license, (ii) E Technology first owned or Licensable by E or its Affiliates after the Extended Licensing Period, and (iii) in the event of an acquisition of E, Intellectual Property Rights of the acquirer of E (unless any of acquirer’s Intellectual Property Rights are used by E and would constitute Applicable Commercial Improvements if they had been developed by or were Licensable by E).
     “Effective Date” means [****].
     “EQ” has the meaning set forth in the preamble to this Agreement.
     “EQ 2” shall mean the second production facility of EQ as constructed as of October 25, 2007 which uses the Gemini String Ribbon Technology licensed from E.
     “EQ 2 Cost Base” shall be the actual cost per Wp of Wafer production at EQ 2 calculated based on the Cost Comparison Spreadsheet.
     “EQ 3” shall mean the third production facility of EQ planned as of the Effective Date that is expected to have a capacity of approximately 75 MW and expected to use the Quad/COF Technology.

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     “EQ Intellectual Property Rights” means all Intellectual Property Rights that protect EQ’s interest in the EQ Technology.
     “EQ IP” means EQ Technology and EQ Intellectual Property Rights.
     “EQ Founders” has the meaning set forth in the Recitals.
     “EQ Technical Deliverables” means any reasonably available documentation, records and other tangible items constituting EQ Technology or EQ Intellectual Property Rights.
     “EQ Technology” means all Applicable Commercial Improvements owned or Licensable by EQ or its Affiliates at any time during the Extended Licensing Period; provided, however, that EQ Technology does not include (i) any Applicable Commercial Improvements offered to E which E elects not to license, (ii) EQ Technology first owned or Licensable by EQ or its Affiliates after the Extended Licensing Period, and (iii) in the event of an acquisition of EQ, Intellectual Property Rights of the acquirer of EQ (unless any of acquirer’s Intellectual Property Rights are used by EQ and would constitute Applicable Commercial Improvements if they had been developed by or were Licensable by EQ).
     “Extended Licensing Period” means the period beginning on the Effective Date and ending on (i) the end of the Post-Liquidity Event Licensing Period if the Liquidity Event occurs, and (ii) the end of the [****] Post-Termination Licensing Period if the Liquidity Event Failure occurs.
     “First Production Year” shall be the [****].
     “Full Production” shall commence (i) with respect to the Quad/COF Technology as implemented at EQ 3, at [****]; and (ii) with respect to any Applicable Commercial Improvement, [****].
     “Gemini String Ribbon Technology” shall mean the String Ribbon Technology which produces two silicon crystalline ribbons simultaneously in a single furnace.
     “Improved Quad/COF Technology” is the Quad/COF Technology and all Quad Commercial Improvements that are owned or Licensable by E as of or prior to the end of the Extended Licensing Period.
     “Indemnified Party” means any party seeking entitled to seek indemnification pursuant to Section 6.2 (Liability and Limitations of Liability).
     “Indemnifying Party” has the meaning set forth in Section 6.2 (Liability and Limitations of Liability).
     “Intellectual Property Rights” means all rights in, to, or arising out of: (i) any Patents; (ii) inventions, discoveries (whether patentable or not in any country), invention disclosures, improvements, trade secrets, proprietary information, know-how, technology and technical data; (iii) copyrights, copyright registrations, mask works, mask work registrations, and applications

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therefor in any country, and all other rights corresponding thereto throughout the world; and (iv) any other proprietary rights in or to Technology anywhere in the world.
     “IPO” means registered public offering (or a regulatory process with an applicable European securities regulatory authority that is used for public offerings in European jurisdictions in lieu of the registration process required by the United States Securities and Exchange Commission) of shares of EQ [****] which results in a listing of the shares in EQ on a stock exchange of recognized international standing or on an authorized marketplace of recognized international standing.
     “Jointly Own” has the meaning set forth in Section 5.1(a)(i) (Definition).
     “Jointly Owned Commercial Improvements” has the meaning set forth in Section 5.1(a) (Joint Inventions).
     “Licensable” means possession of the ability to grant a license or sublicense of, or within, the scope provided for in this Agreement without payment of any fee to, or violating the terms of any agreement or other arrangements with a Third Party and without violating any applicable laws, rules or regulations.
     “Licensor” has the meaning set forth in Section 4.3 (Royalties for Additional SR Technology).
     “Licensed-in Technology” has the meaning set forth in Section 2.7 (In-Licensing).
     “Licensed Products” means Wafers, Cells, and/or Panels, as the case may be, in which the Wafers are made using String Ribbon Technology.
     “Licensee” has the meaning set forth in Section 4.3 (Royalties for Additional SR Technology).
     “Liquidity Event” means the IPO or any other transaction or event mutually agreed by all of the EQ Founders that allows the EQ Founders to sell some of all of their ownership interests in EQ.
     “Liquidity Event Failure” means the failure of the parties to cause the Liquidity Event to occur on or prior to the later of (i) December 31, 2009, and (ii) such other date as the Parties may agree upon as a revised deadline by which the Liquidity Event must occur.
     “Measuring Period” shall mean the last three (3) full calendar months of the First Production Year.
     “MOU” has the meaning set forth in the Recitals.
     “Nominal Quad Rate” means [****] (which amount has been determined based upon [****]).

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     “Nominal Quad Royalties” has the meaning set forth in Section 4.1(a)(i) (Nominal Royalty Rate during Ramp-Up Period and First Year of Production).
     “Panels” means panels or modules comprised of several interconnected Cells in a weather resistant package usually consisting of a laminate of a superstrate, often glass, encapsulant, interconnected cells, and a backsheet.
     “Party” has the meaning set forth in the preamble to this Agreement.
     “Patent” means any United States, German, international or foreign patent or any application therefor and any and all reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof.
     “Post-Liquidity Event Licensing Period” means the [****] period commencing upon a Liquidity Event.
     “Potential Quad Cost” has the meaning set forth in Section 4.1(b)(ii)(A) (Comparison to E Production Costs).
     “Pre-Liquidity Event Licensing Period” means the period commencing on the Effective Date and ending on the first to occur of the Liquidity Event and the Liquidity Event Failure.
     “Q” has the meaning set forth in the Recitals.
     “Quad/COF Technology” means E’s String Ribbon Technology incorporated in E’s Wafer production furnace known as “Quad” furnace technology [****], as such Quad furnace technology exists on the Signing Date; provided that Quad/COF Technology shall be deemed to include [****].
     “Quad Commercial Improvement” means any Commercial Improvement that is incorporated in the Quad/COF Ribbon Technology (together with any other Quad Commercial Improvements); provided that the Intellectual Property Rights and Technology associated with improvements to Quad/COF Technology referred to in Section 4.1(b)(ii)(B) [****] shall be deemed to be Quad Commercial Improvements once they have been incorporated into the Quad/COF Technology. If a Quad Commercial Improvement also constitutes a Commercial Improvement to the Gemini String Ribbon Technology and is licensed to EQ for use with the Gemini String Ribbon Technology, such license and any applicable royalty, if any, shall be governed by and paid pursuant to, the LTTA or another agreement between the Parties.
     “Quad Cost Savings” means the difference between the EQ 2 Cost Base and the Actual Quad Cost during the Measuring Period.
     “Quad Furnace” means the String Ribbon Wafer furnace, including any consumable parts, that incorporates the Quad/COF Technology and any Quad Commercial Improvements licensed by EQ, as such technology or Quad Commercial Improvements may be modified from time to time following the Effective Date.

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     “Quad Royalty” means the royalties payable with respect to the Quad/COF Technology pursuant to Section 4.1 (Quad/COF Technology Royalties).
     “Quad Royalty Rate” means the royalty rate payable for the use of the Quad/COF Technology, as determined pursuant to Section 4.1 (Quad/COF Technology Royalties).
     “Quad Technical Deliverables” means E Technical Deliverables related to the Quad Furnace.
     “Qualified Affiliate” of EQ means (a) any entity that is wholly-owned by EQ and (b) any entity in which EQ holds at least [****] % of the equity interest and, within the [****] period commencing on the effective date of the applicable sublicensing agreement between EQ and such entity, EQ continues to hold at least [****] %of the equity interest in the entity and neither EQ nor the affiliate is or becomes a party to any agreement that would at any time reduce EQ’s ownership below [****] %, provided that to constitute a Qualified Affiliate any other holders of equity interests in that entity must be solely financial and/or local strategic partners (e.g., local field help or distributors) that are not themselves manufacturers of silicon or solar technology companies or Affiliates of manufacturers such silicon or solar technology companies, EQ must hold full management control over operations of such entity and the Technology used by such entity and neither EQ nor the affiliate is party to any agreement that would reduce EQ’s management control over operations and the Technology at any time during the five (5)-year period after commencement of a sublicensing agreement.
     “Qualified Country” means the countries set forth in the list previously provided to EQ and any additional country (a) where enforceable patent protection exists in favor of E for Applicable Technology, (b) in which there are pending patent applications for the Applicable Technology, or (c) where in the opinion of E, there is not an unreasonable risk of violation of the intellectual property rights related to the Applicable Technology. The list of Qualified Countries will be updated in writing from time to time at the request of EQ at reasonable intervals with E responding to any such request within a reasonable timeframe, during which E shall determine whether additional countries meet the standard set forth in clause (c) above whereby acceptance of an additional country requested by EQ shall not be unreasonably withheld; provided that EQ may only request that E evaluate a particular country after the establishment of a bona fide plan to investigate locating facilities in such country that has been approved by the Supervisory Board of EQ (or Management Board of EQ, if EQ has been converted or transformed to the legal form of a German or European stock corporation). Any dispute, controversy or claim arising under, out of or relating to this clause, including, without limitation, its validity, binding effect, interpretation, performance or breach, shall be referred to and finally determined by arbitration in accordance with the WIPO Expedited Arbitration Rules. The place of arbitration shall be London. The language to be used in the arbitral proceedings shall be English. The dispute, controversy or claim shall be decided in accordance with the law of the Federal Republic of Germany.
     “Ramp-up Period” means (i) in the case of the Quad/COF Technology, the period beginning on the date when E has provided EQ with the Quad/COF Technology and ending on the day prior to the Start of Full Production, and (ii) in the case of any Applicable Commercial Improvements, the period beginning on the first production of Licensed Product using such

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Applicable Commercial Improvements and ending on the day prior to the Start of Full Production.
     “REC” has the meaning set forth in the Recitals.
     “Receiving Party” has the meaning set forth in Section 7.1 (Definition).
     “Registered E Intellectual Property Rights” means all E Intellectual Property Rights (including Patents) that have been registered, filed, issued or otherwise perfected or recorded with or by any state, government or other public or quasi-public legal authority, including any applications for filings for any such rights.
     “Registered EQ Intellectual Property Rights” means all EQ Intellectual Property Rights (including Patents) that have been registered, filed, issued or otherwise perfected or recorded with or by any state, government or other public or quasi-public legal authority, including any applications for filings for any such rights.
     “Signing Date” means the date this Agreement is executed by both E and EQ.
     “Sold” or “Sell” means any direct or indirect disposition, by sale, lease, use or otherwise, of a Licensed Product.
     “Start of Full Production” shall mean the first day of Full Production.
     “String Ribbon Technology” means Technology incorporated in the String Ribbon process, and includes, without limitation, the Gemini String Ribbon Technology and the Quad/COF Technology, but excludes [****].
     “String Ribbon” means [****].
     “Technical Deliverables” means either the E Technical Deliverables or the EQ Technical Deliverables, as the context may require.
     “Technology” means information and technology in tangible and/or intangible form and materials, embodiments, implementations or improvements of any technology, including, but not limited to: software, media, data collections, databases, techniques, methods, processes, formulae, systems, hardware, equipment, prototypes, proofs of concept, apparatuses, hardware, software, algorithms, files, routines, documents, designs, drawings, plans, specifications and the like.
     “Termination Date” means the date when this Agreement is terminated in accordance with its terms.
     “Third Party” means a Person other than Q or REC who is neither a Party nor an Affiliate of a Party.
     “Total Production Costs” means the total of the Direct Production Costs and [****] associated with the respective product.

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     “[****] Post-Termination Licensing Period” means the [****] period commencing on the Termination Date.
     “Unit” has the meaning set forth is Section 4.1(a) (Royalty Rate).
     “used for” — Technology is “used for” Licensed Products if incorporated into or used in the manufacture of those Licensed Products.
     “Wafers” means crystalline silicon wafers manufactured to be, but not yet made into Cells.
     “Wp” means watt peak power.
ARTICLE 2
RIGHTS AND LICENSES
     Section 2.1 — E License Grant to EQ
     Subject to the terms and conditions of this Agreement, E hereby grants and agrees to grant to EQ, (a) in the case of the Quad/COF Technology, effective upon the Effective Date, and, (b) in the case of Applicable Commercial Improvements that pursuant to Section 2.3 (Commercial Improvements) must be offered for license by E, effective upon EQ’s acceptance of such a license, a world-wide, non-exclusive, non-transferable, perpetual, irrevocable, (and as applicable) royalty-bearing license (to the extent specified in this Agreement), without the right to sublicense (except as expressly permitted in Section 2.5 (Sublicensing)), under the E Intellectual Property Rights, to make (but not have made, except as contemplated in this Agreement pursuant to Section 2.5 (Sublicensing)), use, sell, offer for sale, import or otherwise commercialize or exploit Licensed Products, to use the E Technology in connection with the foregoing, and to otherwise operate EQ and commercialize its products using the Applicable Commercial Improvements and Quad/COF Technology. It is understood that the foregoing license to EQ includes, without limitation, the right to change and make improvements and extensions to the E Technology licensed hereunder from E and to commercially exploit such changes and improvements in accordance with such license, subject to the obligations to license or offer to license Applicable Commercial Improvements to E and certain restrictions on EQ’s right to sublicense such Applicable Commercial Improvements.
     Section 2.2 — EQ License Grant to E Subject to the terms and conditions of this Agreement, EQ hereby grants and agrees to grant to E, effective upon E’s acceptance of a license to any Applicable Commercial Improvement that pursuant to Section 2.3 (Commercial Improvements) must be offered for license by E, a world-wide, non-exclusive, non-transferable (except pursuant to Section 9.5 (Assignment)), perpetual, irrevocable, royalty-bearing (except as set forth in Section 4.2 (Royalties for Quad Commercial Improvements) and Section 4.3 (Royalties for Additional SR Technology)), sublicensable (as contemplated in this Agreement pursuant to Section 2.5 (Sublicensing), license, under the EQ Intellectual Property Rights to make, have made, use, sell, offer for sale, import or otherwise commercialize or exploit Licensed Products. It is understood that the foregoing license to E includes, without limitation, the right for E to change and make improvements and extensions to such Applicable Commercial Improvements licensed hereunder from EQ and to commercially exploit said changes and

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improvements in accordance with such license, subject to the obligations to license or offer to license Applicable Commercial Improvements to EQ and certain restrictions on E’s right to sublicense such Applicable Commercial Improvements.
     Section 2.3 — Commercial Improvements
     The foregoing licenses set forth in Sections 2.1 (E License Grant to EQ) and 2.2 (EQ License Grant to E) specifically include Applicable Commercial Improvements that are first owned or Licensable by a Party during the Extended Licensing Period which must be offered promptly upon the relevant Technology being owned or Licensable by a Party and, if accepted by the other Party, shall be subject to Section 2.1 (E License Grant to EQ), if EQ is the licensee, or Section 2.2 (EQ License Grant to E), if E is the Licensee. Once accepted for license, neither the decision not to patent any applicable invention or inventions incorporated in the Applicable Commercial Improvements, nor the Licensor’s inability to patent the invention or inventions incorporated in the Applicable Commercial Improvement, shall affect the obligations of Licensee to pay royalties for the Applicable Commercial Improvements. For clarification purposes it is agreed between the Parties that each Party is obliged to offer further Applicable Commercial Improvements based on previous Applicable Commercial Improvements not accepted for licensing by the other Party, provided that both the further Applicable Commercial Improvements and the previous Applicable Commercial Improvements on which they are based are licensed by the other Party and royalties shall be payable by the other Party for such further Applicable Commercial Improvements and all previous Applicable Commercial Improvements on which they are based.
     Section 2.4 — Covenants Not to Sue
     Except in the case of Applicable Commercial Improvements that are offered to one Party pursuant to Section 2.3 but not accepted and not licensed pursuant to this Agreement, for which Applicable Commercial Improvements this Section 2.4 shall not apply in any respect, during the Post-Liquidity Event Licensing Period, under no circumstances shall either Party use or attempt to use rights arising on account of its technological developments of or improvements to any Technology licensed under this Agreement as a means of blocking or preventing the other Party from creating or implementing further technological development of or improvements to the Applicable Technology that is subject to this Agreement (including any Applicable Commercial Improvements thereto); except that this Section shall not be deemed to constitute a waiver of rights arising under Article 7 (Confidential Information). This provision shall not require either Party to disclose or share technological developments of or improvements to the Applicable Technology unless such developments and improvements are subject to the specific license requirements or are required to be offered for license pursuant to this Article 2. The prohibition set forth in the first sentence of this Section shall apply not only to the Parties, but also to their Affiliates with respect to any Technology licensed under this Agreement (including any Applicable Commercial Improvements thereto), and any further sublicensees of such Technology.
     Section 2.5 — Sublicensing
     (a) By EQ.

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     (i) EQ may not sublicense Quad/COF Technology and any Improved Quad/COF Technology or Additional SR Technology licensed from E prior to the Liquidity Event.
     (ii) Following the Liquidity Event, EQ may sublicense some or all of the Quad/COF Technology and the Improved Quad/COF Technology and Additional SR Technology licensed from E, without the right to sublicense such Technology further, to any Qualified Affiliate, but only for use in the Qualified Countries. If EQ wishes to sublicense any portion of the Improved Quad/COF Technology or Additional SR Technology to a Qualified Affiliate for use outside of the Qualified Countries, EQ may request a waiver of the restriction set forth in this Section from E, which E may deny if E determines in its sole discretion that there is an unreasonable risk of violation of the intellectual property rights related to the Applicable Technology.
     (iii) If EQ grants a sublicense to an entity that is a Qualified Affiliate and that entity ceases to be a Qualified Affiliate at any time before the end of the [****] period commencing on the effective date of the sublicense, then the applicable sublicense rights of the affiliate shall terminate unless this clause is then waived by E in writing in such instance in E’s sole discretion; provided that if the Qualified Affiliate ceases to remain a Qualified Affiliate as a result of circumstances outside the reasonable control of EQ, a waiver of the Qualified Affiliate requirements shall not be unreasonably withheld; and all sublicense agreements entered into pursuant to this Section shall specifically provide for such [****] ownership requirement and third-party beneficiary rights in favor of E to enforce such provision. If the sublicensee ceases to be a Qualified Affiliate after that [****] period, royalty and other consideration payable by the sublicensee will be paid to E as stated in Section 4.3(a) (EQ Sublicensing) with such sublicensee having the obligations of EQ set forth in such Section.
     (iv) Each sublicensing of an Applicable Commercial Improvement sublicensed by EQ to a entity that is a Qualified Affiliate shall commence a new [****] period during which the entity must remain a Qualified Affiliate (including the ownership limitations, the required status as a solely financial and/or local strategic partner and the full management control of the sublicensee by EQ).
     (b) By E. E may sublicense to its Affiliates or third parties, without the right to sublicense further, the Applicable Commercial Improvements licensed to it by EQ. Such sublicensing shall be on terms and conditions that are consistent with, and generally not less favorable to the licensor than, the terms of the license from EQ to E, as those terms are established pursuant to this Agreement (Quad/COF Technology Royalties).
     (c) Intellectual Property Protection. Each Party shall use reasonably precautions to protect the confidentiality of the String Ribbon Technology licensed to it by the other Party and the Parties agree to cooperate to establish a set of Intellectual Property Protection Protocols to govern the use and disclosure of the String Ribbon Technology.
     (d) Royalties on Sales by Sublicensees. Royalty payments for sublicensing of the Improved Quad/COF Technology and Additional String Ribbon Technology licensed to EQ and

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Applicable Commercial Improvements licensed to E are required as set forth in this agreement in Section 4.4 (Royalties on Sales by Sublicensees).
     Section 2.6 — Reservation of Rights; No Implied Licenses
     All rights not granted herein are reserved. Nothing in this Agreement shall be deemed to constitute the grant of any license or other right to a Party’s Intellectual Property Rights or Technology except as expressly set forth herein. All rights and obligations in this Agreement do not modify the rights and restrictions set forth in the LTTA
     Section 2.7 — In-licensing
     During the Extended Licensing Term, each Party agrees not to license Licensed-in Technology on an exclusive basis that would limit the ability of the other party to license such Licensed-in Technology on terms that would effectively serve to limit the ability of the other party to acquire rights to use such Licensed-in Technology. “Licensed-in Technology” means Technology licensed from a third party or third parties that would (either unto itself or in combination with Technology owned by the licensee) constitute a Commercial Improvement, assuming the licensor were to grant the licensee Licensable rights to the applicable Technology (including the rights to sublicense such Technology).
     Section 2.8 — Sourcing
     (a) Quad Sourcing. From the Signing Date until [****], subject to possible renewal as provided below (the “Sourcing Term”), the parties will reasonably cooperate to assist each other in securing the supply of Consumable Parts and Quad Furnace Assemblies, from suppliers selected by E after consultation with EQ to satisfy the expansion plans for both E and EQ. If neither party provides notice of termination of the Sourcing Term at least [****] prior to the end of the Sourcing Term, the cooperation obligation shall renew for an additional [****]. Thereafter, the Sourcing Term shall renew each subsequent year unless either party provides notice of termination at least [****] prior to the end of the new Sourcing Term.
     (b) ATS Sourcing. E and EQ agree to refrain from entering into exclusive supply agreements with ATS Automation Tooling Systems Inc.
ARTICLE 3
TECHNOLOGY TRANSFER
     Section 3.1 — Quarterly Meetings
     From and after the Signing Date until the end of the Post-Liquidity Event Licensing Period or the [****] Post-Termination Licensing Period, as applicable, the Parties shall meet on a quarterly basis (or as otherwise agreed upon by the Parties) to discuss (and each Party shall advise the other of) any Applicable Commercial Improvement that was acquired, developed or became Licensable since the prior quarterly meeting. As part of the discussions at the quarterly meetings, each Party shall promptly advise the other Party of all Applicable Commercial

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Improvements and, without limiting its obligations in Section 3.2 (Delivery of Technical Deliverables), provide reasonably sufficient details regarding (including Confidential Information relating to) all Applicable Commercial Improvements, to enable the other Party to determine whether it will accept a license for such Applicable Commercial Improvements. Additionally, Each party shall promptly advise the other party of, and provide sufficient details of all Technology associated with other (i.e., non-patentable) improvements or developments owned or Licensable by E after the Effective Date that are incorporated by such party in the Quad/COF Technology or Additional SR Technology (if Additional SR Technology is licensed by EQ) in commercial operation (and not on a pilot, developmental or experimental basis) in such party’s facilities. Each party shall deliver to the other party at least one copy of all reasonably available documentation, records and other tangible items and associated Technical Deliverables constituting or relating to those improvements or developments (including related Confidential Information), promptly upon availability. Materials will be provided in electronic form where practicable.
     Section 3.2 — Delivery of Technical Deliverables
     (a) In General. Each Party shall deliver to the other Party (to the extent it has not already done so) promptly following the Signing Date at least one copy of all Technical Deliverables in its possession in existence at the Signing Date and at reasonable periodic intervals thereafter until the end of the Post-Liquidity Event Licensing Period or the [****] Post-Termination Licensing Period, as applicable, for Applicable Commercial Improvements licensed by the other Party, at least one copy of all Technical Deliverables including Confidential Information incorporated therein as such materials become available. Materials will be provided in electronic form when practicable.
     (b) Quad Technical Deliverables. Notwithstanding Section 3.2(a), the Quad Technical Deliverables shall only be required to be delivered pursuant this Section 3.2(b).
     (i) As soon reasonably practicable following the Signing Date, E shall deliver to EQ the Technical Deliverables to the extent reasonably necessary for the repair, assembly and maintenance of the Quad Furnaces, and the purchase of consumable parts for the Quad Furnaces and to the extent reasonably required to obtain applicable certifications or comply with applicable law.
     (ii) Subject to the mutual agreement to a reasonable set of Intellectual Property Protection Protocols pursuant to Section 2.5(c) (Intellectual Property Protection), upon the last day of the First Production Year, E shall deliver to EQ any Quad Technical Deliverables that have not yet been delivered.
     Section 3.3 — Copies
     Each Party may copy, modify and otherwise use the Technical Deliverables received in accordance with and subject to the restrictions and licenses set forth herein as necessary to exercise the rights granted hereunder. Each Party agrees to maintain a document control system to control copies of such Technical Deliverables and otherwise treat such information as its own Confidential Information subject to the provisions of Article 7 (Confidential Information).

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     Section 3.4 — Operational Data
     Each Party shall take reasonable steps to share information regarding the operational performance of the licensed technology as well as, to the extent mutually agreed, performance through Cell manufacturing.
ARTICLE 4
CONSIDERATION AND PAYMENT
     Section 4.1 — Quad/COF Technology Royalties
     (a) Royalty Rate. EQ shall pay E a royalty (the “Quad Royalty”) equal to the Quad Royalty Rate multiplied by the number of Units (as defined below) Sold by EQ which were made using the Quad/COF Technology. One “Unit” shall mean one Wp produced by a Licensed Product. The Quad Royalty shall be determined promptly at the end of each fiscal quarter (i.e., March 31, June 30, September 30 and December 31) during which Licensed Products are Sold using the Quad/COF Technology, and shall be paid within [****] after the end of the applicable quarter. The Quad Royalty shall otherwise be calculated and paid as set forth below in this Section 4.1(a) with the Actual Quad Rate being determined pursuant to Section 4.1(b) (Calculating the Actual Quad Rate):
     (i) Nominal Royalty Rate during Ramp-Up Period and First Year of Production. The Quad Royalty Rate per Unit Sold during the Ramp-Up Period and First Year of Production shall equal the Nominal Quad Rate (such payments collectively are referred to as the “Nominal Quad Royalties”).
     (ii) Actual Royalty Rate after First Year of Production. The Quad Royalty Rate per Unit Sold after the First Year of Production shall equal the Actual Quad Rate.
     (iii) True-Up Payment. Upon completion of the First Production Year, the Quad Royalty on the Units Sold during the Ramp-Up Period and First Year of Production shall be calculated by multiplying the number of Units Sold prior to the end of the First Year of Production by the Actual Quad Rate. If such amount exceeds the Nominal Quad Royalties, EQ shall make a payment to E in the amount of the underpayment. If such amount is less than the Nominal Quad Royalties, E shall make a payment to EQ in the amount of the overpayment.
     (b) Calculating the Actual Quad Rate.
     (i) Actual Quad Cost Calculation.
     (A) Upon completion of the First Production Year, the EQ 2 Cost Base and the Actual Quad Cost will be calculated. Subject to Sections 4.1(a)(i)(B) and 4.1(a)(i)(C) below, when the Actual Quad Cost and the EQ 2 Cost Base have been calculated, those amounts shall be used to compute the Quad Cost Savings. The Quad Cost Savings will then be used to determine the Actual Quad Rate

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which shall be the Quad Royalty Rate for all Units Sold after the First Year of Production, subject to the alternative calculations for the Quad Royalty Rate set forth in Section 4.1(b) (Alternative Quad Royalty Rate Calculations). Although the Actual Quad Rate is subject to the other provisions of this Section 4.1(b), there will be no further changes to the EQ 2 Cost Base once it has been calculated in connection with the calculation of Quad Cost Savings pursuant to this Section 4.1(b)(i).
     At any time prior to the termination of rights pursuant to Section 4.1(b)(ii)(A), E agrees to cooperate with and to provide consultancy, assistance and support (including on-site attendances) needed to train EQ staff (as reasonably requested by EQ and as E deems reasonably appropriate) to install, operate and maintain the Wafer furnaces for the manufacture of Licensed Products through use of the Quad/COF Technology at EQ 3, to achieve the result that such furnaces will (1) operate at least as efficiently as the furnaces installed and operating in E’s Devens, Massachusetts, and in any case no less efficiently than comparable wafer furnaces operating at E manufacturing facilities and (2) produce Wafers that are optimized (to the extent reasonably possible in light of the design of the furnaces), in terms of production cost efficiency, production speed, quality and suitability for the manufacture of Cells and Panels in EQ 3. E will be reasonably compensated for consultancy, assistance and support provided pursuant to this provision. The rates and other particulars related to the assistance to be provided by E to EQ shall be negotiated in good faith by the Parties. The assistance to be provided by E pursuant to this paragraph is contingent upon EverQ hiring and assigning adequate staffing (in number and capabilities) to complete the installation of, operate and maintain the Wafer furnaces in EQ 3. To the extent reasonably possible, training will be accomplished through visits by EQ employees at E’s Devens, Massachusetts facility.
     (B) (i) To ensure the accuracy of the Quad Cost Savings used to determine the Actual Quad Rate pursuant to Section 4.1(a)(i)(A) above, the production costs of EQ 3 using Quad/COF Technology for the Measuring Period will be compared to the production costs of E using Quad/COF Technology during the E Measuring period and the performance immediately prior to the and immediately after the Measuring Period.
          (ii) As a possible additional data point for determination of the Quad Cost Savings (among other data points and procedures for determining Quad Cost Savings) and to facilitate the comparison of the Gemini String Ribbon Technology and Quad/COF Technology, EQ may elect to run Wafers produced using Gemini String Ribbon Technology through EQ 3. The parties agree to establish reasonable parameters for any such comparative testing, including adequate volumes and rates of production and other necessary parameters to ensure that the testing provides a fair assessment as to whether Wafers manufactured using the Quad/COF Technology result in higher or lower Cell and Panel manufacturing costs (including decreased yields) than Wafers manufactured using the Gemini String Ribbon Technology.

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          (iii) If (A) the comparison pursuant to Section 4.1(b)(i)(B)(i) indicates that the Quad/COF Technology in operation at EQ 3 is performing better (i.e., Quad/COF Technology production costs on a per Wp basis are lower in EQ 3 than in E’s facilities) or worse (i.e., Quad/COF Technology production costs on a per Wp basis are lower in E’s facilities than in EQ 3) than E using Quad/COF Technology during the E Measuring period, or (B) the comparison pursuant to Section 4.1(b)(i)(B)(ii) indicates that Wafers manufactured using the Quad/COF Technology result in higher or lower Cell and Panel manufacturing costs (including reduced yields) than Wafers manufactured using the Gemini String Ribbon Technology, then E and EQ shall take into consideration the disparity in the performance, possible causes of the disparity and the impact on the royalty rate to negotiate in good faith an adjustment to the Quad Royalty determined pursuant to Section 4.1(b)(i)(A).
     (ii) Adjustments to the Actual Quad Rate. The Actual Quad Rate is subject to the following adjustments only:
     (A) Comparison to E Production Costs. If at any time after the Quad Cost Savings is calculated E can reasonably document that the Quad/COF Technology implemented at EQ performs noticeably worse compared to Quad/COF Technology implemented at E, and the Actual Quad Cost realized at EQ is significantly higher than the Actual Quad Cost that could have been realized if the Quad/COF Technology implemented at EQ had performed as well as the Quad/COF Technology implemented at E (such performance at E, the “Potential Quad Cost”), E can request on one occasion that the Actual Quad Cost be set equal to the Potential Quad Cost. Thereafter, Quad Cost Savings and the Actual Quad Rate shall be based on the Actual Quad Cost as set to Potential Quad Cost.
     (B) [****]. When additional improvements to the Quad/COF Technology are introduced to EQ by E which are expected to primarily result in (A) [****] or (B) [****], they will be considered Quad Commercial Improvements when implemented at EQ, and the improvement in the Actual Quad Cost experienced by EQ as a result of the improvement to the Technology shall result in an increase in the Actual Quad Rate determined in accordance with the procedure described in this Section 4.1(b). The Declining Factor for the calculation of the Quad Royalty Rate shall not be affected by the introduction of such improvements to the Technology. Thus, for example, if advancements resulting in [****] are in use by EQ in the year after the First Production Year, the Declining Factor of [****] % shall apply to the entire Quad Royalty Rate, including the portion attributable to the Quad Cost Savings caused by [****].
     (C) Compared to Conventional Sliced Wafers. If the sum of (A) the actual production costs of EQ using Quad/COF Technology and (B) the Quad Royalty paid to E exceeds, in any given calendar year, the actual average production costs of REC or Q for conventional sliced Wafers, then the Actual Quad Rate can be reduced such that the sum of Actual Quad Costs and the Actual

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     Quad Rate are equal to the average production costs of conventional sliced Wafers of REC or Q, but the level of the Actual Quad Rate shall never go below zero. EQ can require an adjustment under this Section once every calendar year if it is supported either by REC or Q, but only if the supporting party then owns [****] % or more of the outstanding shares of EQ. The actual average production costs used to evaluate such request shall include the average production costs of each of REC in Norway or Q in Germany only if the applicable party owns [****] % or more of the outstanding shares of EQ at the time the request is made. To prove the actual average production costs of REC or Q, as applicable, a statement of an independent auditor shall be presented showing the average productions costs evaluated by the auditor. The auditor must treat all information confidentially and not disclose any figures or other type of information to E except the evaluated result. In calculating the cost of manufacturing products made with conventional sliced Wafers as compared to the cost of manufacturing Wafers using String Ribbon Technology, the cost of key inputs including polysilicon, labor, et cetera used by the parties (parties using conventional silicon Wafer manufacturing processes, on the one hand, and E or EQ, as applicable, using String Ribbon Technology, on the other hand) shall be the same regardless of the actual cost of such inputs used by the respective manufacturers.
     (D) No Adjustment to EQ 2 Cost Base. The adjustments to the Actual Quad Rate set forth is Section 4.1(b)(ii)(A) (Comparison to E Production Costs) and Section 4.1(b)(ii)(B) [****] shall be determined following a recalculation of Actual Quad Costs. In no event will the EQ 2 Cost Base be recalculated after the Quad Cost Savings is initially determined.
     (vi) Adjustments Prospective Only. Any adjustments to the Actual Quad Rate shall apply on a going forward basis only (i.e., shall only apply to sales made after the adjustments), and all royalties paid under this Section 4.1 are non-refundable (except for the Quad Royalties payable pursuant to Section 4.1(a)(i) (Nominal Royalty Rate during Ramp-Up Period and First Year of Production) which are subject to possible repayment pursuant to Section 4.1(a)(iii) (True-Up Payment)).
     (vii) Failure to Agree on Actual Quad Rate. In the event that the parties do not agree on the Quad Royalty Rate to be determined in accordance with this Section 4.1, the Quad Royalty Rate shall be determined in accordance with Section 4.7 (Royalty Evaluation by Experts).
     Section 4.2 — Royalties for Quad Commercial Improvements
     (a) Quad Commercial Improvements developed by EQ that are first Licensable to E at any time during the Pre-Liquidity Event Licensing Period, or, if there is a Liquidity Event Failure, at any time during the Extended Licensing Period shall not require royalty payments from E to EQ.
     (B) Quad Commercial Improvements developed by (i) E that are first Licensed to EQ at any time during the Extended Licensing Period, or (ii) EQ that are first Licensed to E at any

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time during the Post-Liquidity Event Licensing Period, shall require royalty payments by the licensee to the licensor at a royalty rate which will be negotiated at arm’s length in line with similar licensing arrangements. The royalty rate for such Quad Commercial Improvements shall be initially set at [****] as documented and proposed by the licensor, compared to the then-actual production cost in Wafer, Cell and Panel production associated with the applicable Quad Commercial Improvement, subject to the Declining Factor. If the Parties cannot agree on the amount of the Cost Savings generated by the applicable Quad Commercial Improvement, the royalty rate shall be determined in accordance with Section 4.7 (Royalty Evaluation by Experts) based upon the factors mentioned above.
     Section 4.3 — Royalties for Additional SR Technology
     (a) Additional SR Technology developed by EQ that is first Licensable to E at any time during the Pre-Liquidity Event Licensing Period, or, if there is a Liquidity Event Failure, at any time during the Extended Licensing Period shall not require royalty payments from E to EQ.
     (b) Additional SR Technology developed by (i)(A) E that is first Licensable to EQ at any time during the Extended Licensing Period, or (ii) EQ that is first Licensable to E at any time during the Post-Liquidity Event Licensing Period, shall require royalty payments by the licensee to the licensor at a royalty rate determined pursuant to the following Sections 4.3(b)(i) through 4.3(b)(iii):
     (i) Additional SR Technology Previously Licensed to Third Parties. If a party (the “Licensor”) becomes obligated under Article 2 to license or offer to license Additional SR Technology to the other Party (the “Licensee”), and if the Licensor has previously granted a license for such Additional SR Technology to a Third Party under comparable conditions (e.g. in terms of production volume etc.), then the Licensee shall, to the extent legally permissible, have the right to license such Additional SR Technology on the same terms and conditions as have been granted to the Third Party. The Licensor shall promptly advise the Licensee of any such terms and conditions granted, and the Licensee may elect to have those terms and conditions automatically, or (with respect to royalty terms) to have the market rate determined pursuant to Section 4.3(b)(ii) below and be bound by such determination.
     (ii) Additional SR Technology Not Licensed to Third Parties. This Section 4.3(b)(ii) applies with respect to Additional SR Technology that the Licensor has not previously licensed to a Third Party under generally comparable conditions. The royalty fee to be determined under this Section shall be negotiated at arm’s length in line with rates of similar licensing arrangements. The royalty rate shall be initially set at [****] as documented and proposed by the Licensor, compared to the then-actual production cost in Wafer, Cell and Panel production associated with the applicable Additional SR Technology, subject to the Declining Factor. If the Parties cannot agree on the amount of the Cost Savings generated by applicable Additional SR Technology, they shall agree on an independent expert who shall determine the Cost Savings based upon the factors mentioned above. If one Party does not accept the result or the Parties cannot agree on the independent expert an arbitration proceeding in accordance with Section 4.7 (Royalty Evaluation by Experts). For the purposes of this Section 4.3(b), the

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royalty fee payable shall be the market rate for royalties or equivalent fees, including the rate and formula for calculating the actual royalty payable, based on the commercial market rate value of the relevant Intellectual Property Rights, with reference to the market royalty rates for comparable Intellectual Property Rights or Technologies.
     (iii) Subsequent Licenses of Additional SR Technology. If (A) the Licensor has not granted a license for a particular Additional SR Technology to any Third Party at the time of the offer to the Licensee but grants a license for such Additional SR Technology to any Third Party afterwards within the Post-Liquidity Event Licensing Period or [****] Post-Termination Licensing Period, as applicable, and (B) such license to a Third Party is on terms generally more favorable than the terms of the license wit the Licensee, Licensor shall promptly advise the Licensee of the terms and conditions of the Third Party license and offer to amend the Licensee’s license of such Additional SR Technology to conform to the terms and conditions of the Third Party license. The License shall have [****] in which to elect such terms and conditions, which if accepted shall apply as of the effective date of the Licensee’s acceptance. This amendment shall be on a prospective basis only and in no case will any paid royalties be refunded provided that the Licensor promptly informs the Licensee about the terms and conditions of the Third Party license promptly.
     Section 4.4 — Royalties on Sales by Sublicensees
     (a) EQ Sublicensing. If EQ sublicenses (to the extent such sublicensing is permitted by this Agreement) any Improved Quad/COF Technology or Additional SR Technology developed by E to an entity that is a Qualified Affiliate, then for as long as such entity remains a Qualified Affiliate, EQ will pay E royalties from such sublicensing (or stipulate that sublicensees pay such royalties directly to E) based on the same terms as if the volume manufactured and sold by the Qualified Affiliate had been manufactured and sold by EQ, and the amount of the royalties or other consideration received by EQ from its Qualified Affiliate shall not affect the royalty payment made by EQ to E. If an EQ sublicensee ceases to remain a Qualified Affiliates during the [****] of the applicable sublicense period, the sublicense will terminate, provided that EQ may request a waiver of the termination which E will have sole discretion to grant or deny; provided that if the Qualified Affiliate ceases to remain a Qualified Affiliate as a result of circumstances outside the reasonable control of EQ, a waiver of the Qualified Affiliate requirements shall not be unreasonably withheld. If the sublicensee ceases to be a Qualified Affiliate after the [****] of the sublicense period, all royalties (together with any other payments and the value of other consideration received by EQ in lieu of royalties) in exchange for the right to use the Improved Quad/COF Technology shall be paid to E; provided that in no event shall the royalty paid to E for sublicensed Improved Quad/COF Technology (with or without any Quad Commercial Improvements thereto) be less than the royalty that would have been payable to E by EQ if the same volume of product manufactured and sold by the sublicensee had been manufactured and sold by EQ.
     (b) E Sublicensing. If E sublicenses (to the extent sublicensing is permitted by this Agreement) any Applicable Commercial Improvement owned by EQ to a third party (including Affiliates), E will pay EQ royalties from such sublicensing (or stipulate that sublicensees pay such royalties directly to EQ) based on the same terms as if the volume manufactured and sold

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by the sublicensee had been manufactured and sold by E. The amount of the royalties or other consideration received by E from its sublicensees for such Applicable Commercial Improvement and any other Applicable Commercial Improvement or the Quad/COF Technology shall not affect the royalty payment made by E to EQ for such sublicenses.
     Section 4.5 — Royalties on Technology Post-Termination
     Each Party shall continue to be responsible for royalties called for in this Agreement for Quad/COF Technology and Additional Commercial Improvements licensed herein and used for the production of the Licensed Products after the Termination Date and the Extended Licensing Period, subject to the terms and conditions of this Agreement, including the operation of the Declining Factor if applicable.
     Section 4.6 — Royalties on External Intellectual Property Rights
     If Either Party offers to license an Applicable Commercial Improvement to the other Party under this Agreement, and the offered Applicable Commercial Improvement carries an external running cost to the offering party (e.g., a license fee/royalty payable to a Third Party holder of such Applicable Commercial Improvement), then the cost incurred by the offering Party in connection with sub-licensing to the offeree Party shall be borne in its entirety by the offeree Party; provided that the written agreement between the Parties for the licensing of such Intellectual Property Rights expressly includes the amount of such running cost. The aforementioned shall not reduce a Party’s rights to royalty under the rules above.
     Section 4.7 — Royalty Evaluation by Experts
     If the Parties cannot agree on a royalty rate or Cost Savings for any Applicable Commercial Improvement pursuant to Section 4.2 (Royalties for Quad Commercial Improvements) or Section 4.3 (Royalties for Additional SR Technology) this Agreement whereby a royalty rate or Cost Savings is to be determined by negotiation between the parties, or if the Parties cannot agree as to the Actual Quad Rate or Quad Cost Savings to be determined pursuant Section 4.1 (Quad/COF Technology Royalties) within [****] after initiation or commencement of negotiations to determine such royalty or value, then the following applies:
     (a) Each Party shall retain at its expense an independent professional Third Party expert with expertise evaluating license agreements in the photovoltaic industry.
     (b) Subject to execution of customary confidentiality agreements by the independent experts, EQ and E shall provide or cause to be provided to each expert all material information, including any material changes in such information, reasonably necessary to make the determination or reasonably requested by the experts.
     (c) Within [****] after the [****] period referenced above, each Party shall submit a final proposal for the relevant royalty rate. Cost Savings or Quad Cost Savings for the applicable licensed Technology with a supporting analysis prepared in writing by its retained expert, to the other Party and to the “Arbitrator.” The Arbitrator (or each Arbitrator, if three (3) Arbitrators are required pursuant to the next sentence) shall be a person with expertise in evaluating license agreements in the photovoltaic industry, shall not have a material business relationship with

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either Party or any of the EQ Founders and shall be reasonably acceptable to both Parties. If the Parties cannot agree on an Arbitrator within [****] after the [****] period referenced above, each Party will each select separate Arbitrators (within the stated [****] period) satisfying the above criteria and the selected two Arbitrators will select a third Arbitrator. In that case, the decision of a majority of the Arbitrators will control and shall be final and binding on both Parties.
     (d) If one Party does not submit in a timely manner a final proposal, then the proposal of the other Party shall be used to establish the relevant royalty rate, Cost Savings or Quad Cost Savings for the applicable Technology.
     Section 4.8 — Miscellaneous Payment Terms
     (a) Reports. To the extent applicable, each Party shall, within [****] after the end of each calendar quarter during the term of this Agreement, prepare a report summarizing the royalty payable to the other Party pursuant to Article 4 (Consideration and Payment) including a description and basis of the calculation thereof. Each Party shall provide copies of such report to the other Party, and the applicable royalty payment shall accompany such report.
     (b) Method. All payments to be made hereunder shall be made in Euros by wire transfer to such bank account as the applicable party may designate.
     (c) Interest. Each Party shall pay the other Party interest on any payments that are not paid on or before the date such payments are due under this Agreement at a rate of [****] accruing and compounding monthly, or the maximum applicable legal rate, if less, calculated on the total number of days payment is delinquent [****].
     (d) Currency. All payments hereunder resulting from production of Licensed Products in countries that have adopted the Euro shall be made in Euros. The appropriate currency for payments resulting from production of Licensed Products in other jurisdictions shall be agreed upon from time to time as needed.
     (e) Setoff. Each Party shall have the right to setoff any Royalties or other amounts due to the other Party hereunder against amounts owed it by the other Party under the Agreement.
     Section 4.9 — Taxes
     (a) Taxes Payable by EQ. With respect to royalties payable by EQ to E under this Agreement, EQ shall promptly notify E of any requirement under applicable law to deduct or withhold an amount on behalf of E on account of any tax and, if so required under applicable law, EQ shall: (i) withhold and pay to the relevant authorities the full amount required to be deducted or withheld promptly upon determination by EQ that such deduction or withholding is required; and (ii) promptly forward to E an official receipt (or certified copy), or other documentation reasonably acceptable to E, evidencing such withholding and payment to such authorities. To the extent that E cannot or will not be able to take a full credit against its tax liability for the current or prior taxable years for the full amount of the withholding tax deducted or withheld by EQ and is otherwise unable to reduce or eliminate such withholding tax liability

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on its own, then the Parties shall cooperate with each other and use all reasonable efforts to reduce or eliminate such tax liability in a lawful and appropriate manner to the extent such does not result in additional liability to EQ.
     (b) Taxes Payable by E. With respect to royalties payable by E to EQ under this Agreement, E shall promptly notify EQ of any requirement under applicable law to deduct or withhold an amount on behalf of EQ on account of any tax and, if so required under applicable law, E shall: (i) withhold and pay to the relevant authorities the full amount required to be deducted or withheld promptly upon determination by E that such deduction or withholding is required; and (ii) promptly forward to EQ an official receipt (or certified copy), or other documentation reasonably acceptable to EQ, evidencing such withholding and payment to such authorities. To the extent that EQ cannot or will not be able to take a full credit against its tax liability for the current or prior taxable years for the full amount of the withholding tax deducted or withheld by E and is otherwise unable to reduce or eliminate such withholding tax liability on its own, then the Parties shall cooperate with each other and use all reasonable efforts to reduce or eliminate such tax liability in a lawful and appropriate manner to the extent such does not result in additional liability to E.
     Section 4.10 — Audit
     Each Party shall maintain complete and accurate accounting records, in accordance with sound accounting practices, to support and document the royalties or payments payable in connection with this Agreement, including complete and accurate accounting records or access with respect to such records which each party shall require be maintained by applicable Third Parties sublicensees. Such records shall be retained by each Party or the applicable Third Party sublicensees for a period of at least [****] after the royalties which relate to such records have been accrued and paid. Each Party shall, upon written request from the other, provide access to such records to such Party for the purposes of audit. If any such audit discloses a shortfall in payment (or an overcharge, as the case may be) of more than [****] % for any quarter, the audited Party agrees to pay or reimburse the other Party for the expenses of such audit, and the Parties shall reconcile payments in accordance with the results of the audit.
ARTICLE 5
INTELLECTUAL PROPERTY RIGHTS
     Section 5.1 — Ownership
     (a) Joint Inventions. Although E and EQ have no intention as of the Signing Date of jointly creating any Commercial Improvements, E and EQ agree that, unless otherwise agreed in writing in connection with any joint development efforts, E and EQ shall Jointly Own all right, title and interest in any Commercial Improvements that personnel of E and EQ (including third parties working on each Party’s behalf) jointly create (“Jointly Owned Commercial Improvements”). Notwithstanding this section 5.1, the parties may agree individual terms of joint development of Commercial Improvements, including allocations of their respective responsibilities to the development process, collective development cost budget(s), their respective cost shares and milestones for completion of defined development stages or tasks. If

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the Parties undertake any joint development efforts pursuant to a written agreement, unless otherwise agreed, the parties will share the aggregate (agreed) development costs on a 50/50 basis, and each Party will exchange (subject to confidentiality constraints in this Agreement) all Confidential Information relative to performance of their respective tasks in the development process, as required to achieve full development to enable commercial use of the relevant Jointly Owned Commercial Improvement(s).
     (i) Definition. For purposes of this Section 5.1 (Ownership), “Jointly Own” means that, subject to the terms of the licenses granted and other provisions of this Agreement, each Party or owner thereof is free to exploit such rights and, subject to Section 5.2 (Enforcement of Jointly Owned Commercial Improvements), authorize others to do so, with no obligation to account to the other Party or owner, for profits or otherwise, and each Party hereby waives any right it may have under the laws of any country to require such consent or accounting. In the event that either or both Parties are pursuing enforcement pursuant to Section 5.2 (Enforcement of Jointly Owned Commercial Improvements), any licensing of the respective Jointly Owned Commercial Improvements to the alleged third party infringer shall be pursued (with the intent that the actual or alleged infringement is regularized by appropriate license terms) by the Party or Parties pursuing the action until the conclusion of the respective action.
     (ii) Prosecution and Maintenance. Subject to Section 5.1(c) (Expenses and Assistance), except as otherwise agreed, E and EQ shall have the initial joint right to control the filing for, prosecution and maintenance of any Applicable Commercial Improvements that claim or disclose Jointly Owned Commercial Improvements pursuant to Section 5.1(a) (Joint Inventions) and each shall consult with and keep the other reasonably informed on matters regarding such filing, prosecution and maintenance. In such case, subject to Section 5.1(c) (Expenses and Assistance), each shall (subject to exceptions in this Section 5.1 (a)) take actions reasonably required to assist the other Party, and share costs incurred, to file for, prosecute and/or maintain the Jointly-Owned Commercial Improvements. For purposes of this Section 5.1(a) (Joint Inventions), “prosecution and maintenance” of Intellectual Property Rights shall be deemed to include, without limitation, responding to office actions, payment of maintenance and annuity fees, and conduct of interferences or oppositions, and/or requests for re examinations, reissues or extensions of patent terms.
     (iii) Prosecution and Maintenance By EQ. To the extent that a Party (A) elects not to file, prosecute or maintain any Applicable Commercial Improvement jointly owned by EQ and E, or pay any fee related thereto, the other Party (B) EQ shall have the right, at its option, to control the filing, prosecution and/or maintenance of any such Applicable Commercial Improvement, provided that B shall consult with and keep A reasonably informed of matters regarding such filing, prosecution and maintenance.
     (b) Sole Inventions. Each Party shall own all right, title and interest in all Intellectual Property Rights regarding the Improved Quad/COF Technology, Additional String Ribbon Technology or otherwise invented or authored solely by such Party’s personnel (including third parties working on such Party’s behalf). For purposes of clarification, E retains ownership of Quad/COF Technology developed as of the Signing Date or otherwise developed without

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assistance from EQ. Each Party shall have sole right, at its option, to control the filing for, prosecution and maintenance of any Intellectual Property Rights that claim or disclose inventions that the Party solely owns, subject to Sections 5(b)(i) and 5(b)(ii) below.
     (i) Prosecution and Maintenance of E Technology. To the extent that E elects not to file, prosecute or maintain any E Intellectual Property Right relating to the Improved Quad/COF Technology licensed to EQ under this Agreement, or pay any fee related thereto, E shall notify EQ, and EQ shall have the right, at its option, to control the filing, prosecution and/or maintenance of any such Intellectual Property Right, and E, at EQ’s written request, shall transfer and assign all of its right, title and interest to such E Intellectual Property Right to EQ. In the event of such transfer, E shall retain a world-wide, non-exclusive, fully transferable, perpetual, irrevocable, royalty-free, fully sublicensable license of such transferred Intellectual Property Rights which were originally solely owned by E.
     (ii) Prosecution and Maintenance of EQ Technology. To the extent that EQ elects not to file, prosecute or maintain any EQ Intellectual Property Right relating to Applicable Commercial Improvements licensed to E under this Agreement, EQ shall notify E, and E shall have the right to control the filing, prosecution and/or maintenance of any such EQ Intellectual Property Right, and EQ, at E’s written request, shall transfer and assign all right its right, title and interest to such Intellectual Property Right to E. In the event of such transfer, EQ shall retain a world-wide, fully transferable, non-exclusive, perpetual, irrevocable, royalty-free, fully sublicensable license of such transferred Intellectual Property Rights which were originally solely owned by EQ.
     (c) Expenses and Assistance. To the extent a Party controls the foregoing filing, prosecution and maintenance activities relating to any Jointly Owned Commercial Improvements (or, pursuant to Section 5.1 (Ownership), any other Party’s Intellectual Property Right or Applicable Commercial Improvements licensed to the other Party), such controlling entity shall be responsible for all costs and expenses incurred in connection therewith. In such cases, subject to the foregoing, each Party shall reasonably assist the other Party, as the other Party may reasonably request, in such Party’s efforts to file for, prosecute and/or maintain the Intellectual Property Right or Applicable Commercial Improvements.
     (d) EQ Employee Inventors. EQ shall take all necessary measures to secure all right, title and interest in inventions that are made by its employees under the regulations of the German Employee Inventor Law (Arbeitnehmererfindergesetz) to the maximum extent available under applicable law such that EQ may carry out its obligations of this Article 5 (Intellectual Property Rights) and the Parties may obtain and exercise their rights to the applicable Intellectual Property Rights to the full extent and term available under applicable law. In connection therewith, EQ will comply with all applicable laws including without limitation any obligations to employees under applicable law with respect to employee inventions.
     Section 5.2 — Enforcement of Jointly Owned Commercial Improvements
     (a) Notice of Infringement. Each Party shall promptly notify the other Party if it becomes aware of a possible infringement by a third party of any Jointly Created Commercial

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Improvements. If either Party desires to take any action against such an infringing or misappropriating third party, such Party shall first notify the other Party hereto and consult with such notified Party regarding such action.
     (b) Participation; Management of Actions and Cooperation. If a Party notified pursuant to this Section 5.2 desires to participate in an action against a third party, the Parties shall then jointly and cooperatively pursue such action, in which event they shall bear all costs equally and share in any damages, royalties, license fees or other recoveries equally, provided that either Party may at any time decide not to participate further in such action, in which case any further costs shall be borne by and all damages, royalties, license fees and other recoveries shall be received by the Party which continues to pursue such action. If a Party declines to participate in such action, the other Party shall then have the right to pursue such action alone, and shall bear all costs of and receive all damages, royalties, license fees and other recoveries from such action. Notwithstanding the foregoing, if a Party declines to participate in such an action or withdraws from such an action, such Party shall nevertheless, at the request of the other Party, cooperate with the other Party, at the cost of the other Party and subject to any reasonable conditions (including indemnification against counterclaims by the third party), to the extent which may be necessary to enable the other Party to pursue such action effectively, including without limitation joining such action as an indispensable party.
     (c) Withdrawal. If either Party brings an action or proceeding governed by this Section 5.2 and subsequently ceases to pursue or withdraws from such action or proceeding, it shall promptly notify the other Party and the other Party may substitute itself for the withdrawing Party under the terms of this Section 5.2.
     (d) Recovery Allocation. In the event that either Party exercises the rights conferred in this Section 5.2 and recovers any damages or other sums in such action or proceeding or in settlement thereof, such damages or other sums recovered shall first be applied to all out-of-pocket costs and expenses incurred by the Parties in connection therewith (including attorneys’ fees), unless not reimbursable hereunder. If such recovery is insufficient to cover all such costs and expenses of both Parties, the controlling Party’s costs shall be paid in full first before any of the other Party’s costs. If after such reimbursement any funds shall remain from such damages or other sums recovered, such funds shall be retained by the Party that controlled the action or proceeding under this Section 5.2.
     Section 5.3 — Third Party Licenses
     To the extent that EQ or E may desire or need rights with respect to any Intellectual Property Rights not licensed hereunder, EQ or E, as applicable, shall be solely responsible for obtaining such licenses and paying the associated costs.
     Section 5.4 — Patent Marking
     Any Licensed Products that are made, used, offered for sale, sold or otherwise disposed shall include appropriate marking, which Patent marking shall be in affixed conspicuously on the Licensed Products and otherwise in accordance with the reasonable requirements of the licensor (which must be in conformity with the customs and practices of the applicable jurisdiction and

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the practices applied by the Party licensing the Technology subject to the applicable Patent) and the appropriate patent marking laws of the country in which such products are made, sold or otherwise disposed of so as to provide potential infringers with appropriate notice of the applicable Patent. Similar marking for Patents shall also be printed on any packaging in which the Licensed Products are contained and in the Documentation for such Licensed Products in accordance with the patent marking laws and customs of the relevant jurisdictions. E and EQ will reasonably cooperate to coordinate Patent marking activities for the Licensed Products, including the periodic sharing of lists of countries in which the Parties intend to use, sell, offer for sale or otherwise dispose of the Licensed Products which incorporate Technology that is subject to Patent or Patents owned or controlled by the other Party, and, with respect to each such country, a list of the applicable Patents issued and pending in such countries, and a specimen of the patent marking that is appropriate for use in that jurisdiction.
     Section 5.5 — Trademarks Licenses and Licensed Product Labeling
     EQ agrees that in exchange for non-exclusive rights to use E’s “String Ribbon” trademark, EQ shall only use the String Ribbon trademark in connection with the promotion of products manufactured using the String Ribbon Technology and in accordance with additional guidelines to be established by E for adherence by both E and EQ in their respective use of the trademark (which guidelines shall be subject to the approval of EQ which approval shall not be unreasonably withheld), and that in connection with any use of the trademark EQ agrees to include the following statement (or something substantially similar):
STRING RIBBON is a [registered] trademark of Evergreen Solar, Inc. Evergreen Solar’s solar wafer manufacturing technology is used by EQ under license in the manufacture of EQ’s String Ribbon products.
     The license of the String Ribbon trademark will become effective upon the completion of a mutually agreeable trademark license agreement which shall be negotiated by the parties after the Signing Date.
     Section 5.6 — Further Cooperation
     Each of the Parties hereto agrees, upon the reasonable request of the other Party, to the extent consistent with this Article 5 of the Agreement, to deliver to the other such records, data or other documents reasonably requested by the other, and to take or cause to be taken all such other actions as are reasonably necessary or desirable in order to permit the other to obtain the full benefits of this Agreement (including the execution of any documents reasonably required in connection therewith).
     Section 5.7 — Additional Registered Intellectual Property Rights
     (a) E IP. E will disclose to EQ semi-annually during the Pre-Liquidity Event Licensing Period and the Extended Licensing Period, additional Registered E Intellectual Property Rights to protect the Quad/COF Technology and any Applicable Commercial Improvement are applied for or obtained.

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     (b) EQ IP. EQ will disclose to E semi-annually during the Pre-Liquidity Event Licensing Period and (with respect to Applicable Commercial Improvements licensed by EQ during the Extended Licensing Period) the Extended Licensing Period, any Registered EQ Intellectual Property Rights Registered issued and applied for to protect the Quad/COF Technology or any Applicable Commercial Improvement.
ARTICLE 6
WARRANTIES
     Section 6.1 — Representations and Warranties
     (a) E hereby represents and warrants to EQ that:
     (i) Registered E Intellectual Property. E has provided EQ with a complete and accurate list of all Registered E Intellectual Property Rights issued and applied for worldwide to protect the Quad/COF Technology and any Applicable Commercial Improvement as of the Signing Date.
     (ii) Completeness. The E IP constitutes all of the Intellectual Property owned or Licensable by E that is reasonably necessary for the conduct and operation of the Quad/COF Technology for the manufacture of Wafers for use in the Licensed Products as presently configured.
     (iii) Non-Infringement. To the knowledge of E, EQ’s use of the E IP pursuant to this Agreement in the operation of the Quad/COF Technology and any Applicable Commercial Improvements as it is contemplated to be conducted following the Effective Date, including but not limited to the use of the Quad/COF Technology and any Applicable Commercial Improvements to manufacture Wafers for use in the Licensed Products as presently configured and including use in the design, development, manufacture, use, marketing and sale of the Licensed Products as presently configured does not, and will not, infringe or misappropriate any Intellectual Property Rights of any Third Party, violate any right of any Third Party (including any right to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction. Without limiting the foregoing, E has not received notice from any Person claiming that such operation or any act, product, Intellectual Property Rights, Technology or service by E (including products, Intellectual Property Rights, Technology or services currently under development) infringes or misappropriates any Intellectual Property rights of any Person, violates any right of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does E have knowledge of any basis therefor). To the knowledge of E, no Person is infringing or misappropriating any E IP.
     (iv) Contracts. There are no contracts, licenses and agreements under which E has been granted any rights, including Intellectual Property Rights or other rights to Technology from Third Parties, that constitute E IP licensed hereunder.

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     (b) EQ hereby represents and warrants to E that:
     (i) Registered EQ Intellectual Property. There are no Registered EQ Intellectual Property Rights issued and applied for to protect to the Quad/COF Technology or any Applicable Commercial Improvement as of the Signing Date.
     (ii) Non-Infringement. To the knowledge of EQ, E’s use of the EQ IP (but not to the extent infringement arises solely by reason of Quad/COF Technology or Applicable Commercial Improvements provided or made by E or on its behalf, on which the Quad/COF Technology or Applicable Commercial Improvements were based) pursuant to this Agreement in the operation the Quad/COF Technology and any Applicable Commercial Improvements as it is contemplated to be conducted following the Effective Date, including but not limited to the use of any Applicable Commercial Improvements to manufacture Wafers for use in the Licensed Products does not, and will not, infringe or misappropriate any Intellectual Property Rights of any Third Party, violate any right of any Third Party (including any right to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction. Without limiting the foregoing, EQ has not received notice from any Person claiming that such operation or any act, product, Intellectual Property Rights, Technology or service by EQ (including products, Intellectual Property Rights, Technology or services currently under development) infringes or misappropriates any Intellectual Property rights of any Person, violates any right of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does EQ have knowledge of any basis therefor). To the knowledge of EQ, no Person is infringing or misappropriating any EQ IP. Provided that if any person claims that any E IP infringes third party Intellectual Property Rights, E will indemnify and hold EQ harmless, on demand, against all proceedings, losses, liabilities, damages and costs (including legal costs) incurred to address, defend or resolve such claim, and any amounts paid in this regard will be excluded from calculations as to whether any maximum liability amount has been reached notwithstanding this or any other agreement. Additionally, EQ’s royalty payment obligations are reduced to the extent of any ongoing loss, liabilities, cost or damage suffered by EQ (including license fees paid or payable to the relevant third parties) for continued use of the relevant Intellectual Property Rights.
     (iii) Contracts. There are no contracts, licenses and agreements under which EQ has been granted any rights, including Intellectual Property Rights or other rights to Technology from Third Parties, that are Licensable and constitute EQ IP licensed hereunder.
     Section 6.2 — Remedies for Breaches of Warranties
     Each Party’s sole obligation and liability for its breach of the representations and warranties (the “Warranties”) provided in this Article 6 (Warranties) shall be pursuant as set forth in this Section 6.2.
     (a) Liability. In the event of a breach of any Warranty by E or EQ, as the case may be (the “Indemnifying Party”), in Section 6.1 (Representations and Warranties), the other Party

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(the “Indemnified Party”) shall have the right to be indemnified and held harmless against any and all third party claims, suits, losses, and liabilities or portions thereof and the associated costs and expenses, including attorneys’ fees, to the extent awarded by an arbitrator, a court of competent jurisdiction or payable pursuant to a settlement (subject to the reasonable approval of the Indemnifying Party), to the extent caused by a breach by the Indemnifying Party of a Warranty.
     (b) Limitations of Liability for Breach of Warranties.
     (i) Each Indemnifying Party shall (in all cases) only be liable for breach of Warranties to an Indemnified Party in respect of a claim if the aggregate amount of all claims for which the relevant Indemnifying Party would otherwise be liable under this Agreement to the relevant Indemnified Party exceeds € [****] (in which case, however, the relevant Indemnified Party shall be entitled to claim the total amount of such claims and not merely the excess above € [****]).
     (ii) In no event will an Indemnifying Party’s liability for any claim or claims for a breach or breaches of Warranties, in the aggregate, exceed the amount of € [****];
     (iii) All claims for breach of Warranties are limited in time one year after the Termination Date.
     (iv) The limitations on liability set forth in this Section 6.2(b) (Limitations of Liability for Breaches of Warranty) shall not apply to the extent they are not permitted by the German Civil Code (BGB) in cases of liability for intention and strict liability.
     Section 6.3 — Disclaimer
     EXCEPT FOR THE WARRANTIES SET FORTH IN THIS ARTICLE 6 (WARRANTIES), THE PARTIES MAKE NO WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AND SPECIFICALLY DISCLAIM ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT AND TITLE. NEITHER PARTY MAKES ANY GUARANTEES TO THE OTHER CONCERNING THE SUCCESS OR POTENTIAL SUCCESS OR COMMERCIAL VIABILITY OF THE ACTIVITIES CONTEMPLATED UNDER THIS AGREEMENT.
ARTICLE 7
CONFIDENTIAL INFORMATION
     Section 7.1 — Definition
     “Confidential Information” means any information: (i) disclosed by one Party (the “Disclosing Party”) to any other Party (the “Receiving Party”), which, if in written, graphic, machine-readable or other tangible form is marked as “Confidential” or “Proprietary”, or which, if disclosed orally or by demonstration, is identified at the time of initial disclosure as

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confidential and reduced to writing and marked “Confidential” within [****] of such disclosure; or (ii) which is otherwise referred to as Confidential Information under this Agreement or any License Agreement. Notwithstanding the foregoing, Confidential Information shall exclude information that: (i) was independently developed by the Receiving Party without using any of the Disclosing Party’s Confidential Information; (ii) becomes known to the Receiving Party, without restriction, from a source other than the Disclosing Party that had a right to disclose it; (iii) was in the public domain at the time it was disclosed or becomes in the public domain through no act or omission of the Receiving Party; or (iv) was rightfully known to the Receiving Party, without restriction, at the time of disclosure.
     Section 7.2 — Confidentiality Obligation
     The Receiving Party shall treat as confidential all of the Disclosing Party’s Confidential Information and shall not use such Confidential Information except as expressly permitted under this Agreement or a License Agreement or in connection with EQ’s or E’s activities. Without limiting the foregoing, the Receiving Party shall use at least the same degree of care that it uses to prevent the disclosure of its own confidential information of like importance, but in no event with less than reasonable care, to prevent the disclosure of the Disclosing Party’s Confidential Information, subject to Section 7.3 (Legal Disclosure).
     Section 7.3 — Legal Disclosure
     Notwithstanding anything herein to the contrary, a Receiving Party has the right to disclose Confidential Information without the prior written consent of the Disclosing Party: (a) as required by any court or other governmental authority, or by any stock exchange the shares of any Party are listed on; (b) as otherwise required by law, or (c) as advisable or required in connection with any government or regulatory filings, including without limitation, filings with any regulating authorities covering the relevant financial markets. If a Receiving Party believes that it will be compelled by a court or other authority to disclose Confidential Information of the Disclosing Party, it shall give the Disclosing Party prompt written notice so that the Disclosing Party may take steps to oppose such disclosure.
     Section 7.4 — General Knowledge
     The Receiving Party shall have no obligation to limit or restrict the assignment of its employees or consultants as a result of their having had access to the Disclosing Party’s Confidential Information. The restrictions regarding Confidential Information shall not be construed to limit any Party’s right to independently develop or acquire products, processes or concepts without use of the Disclosing Party’s Confidential Information, even if similar. Furthermore, notwithstanding the restrictions regarding Confidential Information, the Receiving Party shall be free to use for any purpose the General Knowledge resulting from access to work with or exposure to the Disclosing Party’s Confidential Information, provided that the Receiving Party shall maintain the confidentiality of the Confidential Information as provided herein. The term “General Knowledge” means information in non-tangible form which may be retained by persons who have had access to Disclosing Party’s Confidential Information and may be reduced to a tangible form, including ideas, concepts, know-how or techniques contained therein., to the extent that such information is not Confidential Information; provided that, notwithstanding

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anything to the contrary, each Party may use and distribute any such confidential or proprietary information as reasonably required to exercise its rights under the licenses granted pursuant to Article 2 (Rights and Licenses).
ARTICLE 8
TERM
     Section 8.1 — Term
     This Agreement is effective as of the Effective Date. The licenses set forth in Section 2.1 (E License Grant to EQ) and Section 2.2 (EQ License Grant to E) became effective as of the Effective Date or at the time otherwise set forth in this Agreement. This Agreement may be terminated in the event that E and EQ mutually agree in writing to terminate this Agreement.
     Section 8.2 — Special Termination Right
     E shall have a special right to terminate this Agreement if [****]. Such termination shall be effective following a [****] written notice to EQ, and shall not affect the right of either Party to continue to use the Intellectual Property Rights licensed from the other Party under this Agreement, nor either Party’s obligation to continue to pay royalties to the other Party for such Intellectual Property Rights.
     Section 8.3 — Effect of Termination
     Upon any termination or expiration of this Agreement, all licenses hereunder shall continue as provided in this Agreement, unless otherwise expressly agreed in writing by E and EQ. Article 1 (Definitions), Article 2 (Rights and Licenses), Article 4 (Consideration and Payment), Section 5.1 (Ownership), 7 (Confidential Information), Section 8.3 (Effect of Termination) and Article 9 (Rights in Bankruptcy) and Article 10 (General Provisions) shall survive any termination or expiration of this Agreement. Article 6 (Warranties) shall survive any termination or expiration of this Agreement as required pursuant to Section 6.2(b)(iii).
ARTICLE 9
RIGHTS IN BANKRUPTCY
E acknowledges and agrees that the licenses and rights granted in this Agreement by E to EQ are licenses and rights to “intellectual property” within the definition of Section 101(35A) of the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against E under the U.S. Bankruptcy Code, EQ shall be entitled, at its option, to retain all its rights under this Agreement, including without limitation, the licenses granted under Section 2, pursuant to U.S. Bankruptcy Code Section 365(n). Rejection pursuant to Section 365(n) of the U.S. Bankruptcy Code constitutes a material breach of the contract and entitles the aggrieved party to terminate upon written notice.

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ARTICLE 10
GENERAL PROVISIONS
     Section 10.1 — Limitation of Liability
     EXCEPT FOR ANY LIABILITY ARISING FROM (i) INDEMNIFICATION OBLIGATIONS SET FORTH IN ARTICLE 6, (ii) A BREACH BY A PARTY OF ITS CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 7, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR (A) ANY SPECIAL, INCIDENTAL, INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES (INCLUDING ANY DAMAGES RESULTING FROM LOSS OF USE, LOSS OF DATA, LOSS OF PROFITS OR LOSS OF BUSINESS) ARISING IN ANY WAY UNDER THIS AGREEMENT AND UNDER ANY THEORY OF LIABILITY (INCLUDING BREACH OF CONTRACT, STRICT LIABILITY, NEGLIGENCE, OR OTHER TORT), EVEN IF SUCH PARTY IS INFORMED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES, OR (B) ANY CUMULATIVE LIABILITY TO THE OTHER PARTY ARISING IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR BREACH OF STATUTORY DUTY, OR OTHERWISE, FOR ANY LOSS OR DAMAGES RESULTING FROM ANY CLAIMS, DEMANDS, OR ACTIONS ARISING OUT OF OR RELATING TO THIS AGREEMENT, IN EXCESS OF [****].
     TO THE EXTENT REQUIRED BY APPLICABLE LAW, NOTHING IN THIS SECTION 10.1 (LIMITATION OF LIABILITY) SHALL LIMIT THE REMEDIES THAT MAY BE AVAILABLE TO THE PARTIES FOR FRAUD OR WILLFUL OR WANTON MISCONDUCT. IN ADDITION, THE LIMITATIONS ON LIABILITY SET FORTH IN THIS SECTION 10.1 (LIMITATION OF LIABILITY) SHALL NOT APPLY TO THE EXTENT THEY ARE NOT PERMITTED BY THE GERMAN CIVIL CODE (BGB) IN CASES OF LIABILITY FOR INTENTION AND STRICT LIABILITY.

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     Section 10.2 — Notices
     All notices, requests and other communications to any Party hereunder shall be in writing (including facsimile transmission) and shall be deemed to have been duly given if (a) delivered personally, (b) sent by next-day mail or overnight mail or delivery or (c) sent by facsimile, as follows:

As to EQ:	EverQ GmbH
OT Thalheim
Sonnenallee 14-24
06766 Bitterfeld-Wolfen
Germany

Attention:	Ted Scheidegger
Hans-Jörg Axmann
Katja Raschke

As to E:	Evergreen Solar, Inc.
138 Bartlett Street
Marlboro, MA 01752, USA

Attention:	Richard M. Feldt, President and CEO
Michael El-Hillow, Chief Financial Officer
Christian M. Ehrbar, General Counsel
or, in each case, at such other address as may be specified in writing to the other Parties hereto.
     Section 10.3 — Language
     All documentation, communication and services in connection with this Agreement in shall be in English.
     Section 10.4 — Amendments and Waivers
     Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement, or in the case of a waiver, by the Party against whom the waiver is to be effective. The same applies to any waiver of this written form requirement.
     No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any or other further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

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     Section 10.5 — Assignment
     Other than as expressly otherwise provided herein, this Agreement shall not be assignable or otherwise transferable by any Party hereto without the prior written consent of the other Party hereto; provided, however, that neither Party shall be obligated to obtain the consent of the other Party or other parties under this Section 10.5 (Assignment) in the event of an acquisition of such entity by another person by means of any transaction or series of related transactions (including, without limitation, any share acquisition, sale of all or substantially all of the assets, reorganization, merger or consolidation), and such Party shall have the right to assign this Agreement, in its entirety including all rights and obligations, to such Party’s successor in such acquisition. Subject to the foregoing, the provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns. Any assignment or transfer (including through a change of control) of this Agreement in violation of this Section 10.5 (Assignment) shall be null and void.
     Section 10.6 — MOU; LTTA; Entire Agreement; Severability
     This Agreement supersedes and replaces Section F of the MOU with respect to Quad/COF Technology and any provisions of the LTTA that would otherwise be applicable to the Quad/COF Technology. This Agreement constitutes the entire agreement between the Parties hereto and any of such Parties’ respective affiliates with respect to the subject matter of this Agreement and supersedes all prior communications, agreements and understandings, both oral and written, with respect to the subject matter of this Agreement. For clarification, except as superseded hereby, the LTTA (as modified by the MOU) shall otherwise continue in effect and govern the license of Gemini String Ribbon Technology (including royalties payable therefor), improvements to the Gemini String Ribbon Technology and other Technology which is currently or may become subject to that Agreement, but not govern the Quad/COF Technology, any Applicable Commercial Improvements, which instead shall be governed solely by this Agreement. In the event any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision, and the Parties agree to negotiate, in good faith, a legal and enforceable substitute provision which most nearly effects the Parties’ intent in entering into this Agreement.
     Section 10.7 — Other Remedies; Specific Performance
     Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties may be entitled to seek an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in court, this being in addition to any other remedy to which they are entitled at law or in equity and permitted in advance of any dispute resolution pursuant to Section 10.8 (Governing Law and Dispute Resolution).

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     Section 10.8 — Governing Law and Dispute Resolution
     (a) This Agreement shall be construed in accordance with and governed by the laws of the Federal Republic of Germany, without giving effect to any choice of law or conflict of law rules or provisions (whether of the Federal Republic of Germany or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Massachusetts).
     (b) Except as otherwise expressly provided for herein, all disputes arising in connection with this Agreement or its validity or any agreement provided herein, including the determination of the scope or applicability of this agreement to arbitrate, which cannot be resolved by mutual agreement of the Parties shall be finally settled in accordance with the Arbitration Rules and Procedures of the of International Chamber of Commerce without recourse to the ordinary courts of law (except where a Party seeks an injunction as provided in Section 10.7 and where a Party seeks to enforce a determination made by the arbitral body). The place of arbitration is Berlin, Germany. The arbitral tribunal consists of three (3) arbitrators. The Substantive law of the Federal Republic of Germany is applicable to the dispute. The language of the arbitral proceedings is English.
     Section 10.9 — Compliance with Laws and Regulations
     Each Party will comply with all applicable laws, regulations and ordinances.
     Section 10.10 — Export
     No Party shall export or re export, directly or indirectly, any technical information disclosed hereunder or direct product thereof to any destination prohibited or restricted by the applicable export control regulations, including the U.S. Export Administration Regulations and regulations of Germany, without the prior authorization from the appropriate governmental authorities. Without limiting the foregoing, E shall be responsible for obtaining government approvals, permits or the like necessary for the export of its technology from the United States to EQ in Germany, and EQ shall be responsible for obtaining all government approvals, permits or the like required for the import of any technology to EQ and into Germany and for the export of any technology or products by EQ from Germany.
     Section 10.11 — Force Majeure
     No Party shall be liable to another Party for failure to perform its obligations under this Agreement if such failure is caused by any event or condition not reasonably within the control and anticipation of the affected Party, including, without limitation, by fire, flood, typhoon, earthquake, explosion, strike, labor trouble or other industrial disturbance, unavoidable accident, war (declared or undeclared), act of terrorism, sabotage, embargo, riot, or any other cause beyond the control of the Parties, provided that the affected Party promptly notifies the other Party of the occurrence of such event or condition and takes reasonable steps necessary to resume performance of its obligations so interfered with.

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     Section 10.12 — Independent Contractors
     The Parties hereto are independent contractors. Nothing contained herein or done pursuant to this Agreement shall constitute either Party the agent of the other Party for any purpose or in any sense whatsoever, or constitute the Parties as partners or joint venturers.
     Section 10.13 — Third Party Beneficiaries
     No provision of this Agreement is intended to confer upon any person or entity other than the Parties hereto (and their permitted assigns) any rights or remedies hereunder.
     Section 10.14 — Counterparts
     This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Party hereto.
(The remainder of this page is intentionally left blank.)

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     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

EVERGREEN SOLAR, INC.
By:	/s/ Michael El-Hillow
	Name:	Michael El-Hillow
	Title:	CFO

EVERQ GMBH
By:	/s/ T. Scheidegger / /s/ C. Langden
	Name:	T. Scheidegger / C. Langden
	Title:	CEO / CSO

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EXHIBIT A
Cost Comparison Spreadsheet
[****]